Exhibit 4.7

NOTATION OF GUARANTEE
June 19, 2015

For value received, in connection with the offering to exchange up to $150,000,000 aggregate principal amount of 10.000% Senior Secured Notes due 2019 issued on July 2, 2014 (the “Existing Notes”) and the related guarantees (the “Existing Guarantees”) by SAExploration Holdings, Inc., a Delaware corporation (the “Company”) for an equal amount of registered 10.000% Senior Secured Notes due 2019 (the “New Notes”) and the issuance by the Guarantors of new guarantees (the “New Guarantees”), each Guarantor (which term includes any successor to such Guarantor under the Indenture referred to below) has, jointly and severally, fully and unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of July 2, 2014 (the “Indenture”) among the Company, the Guarantors party thereto (the “Guarantors”) and U.S. Bank National Association, as trustee and as noteholder collateral agent (the “Trustee”): (a) the due and punctual payment of the principal of, premium, if any, interest and Additional Interest, if any, on, the New Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest, to the extent permitted by applicable law, on overdue principal of and overdue interest on the New Notes, if any, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any New Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of New Notes and to the Trustee pursuant to the Note Guarantee and the Indenture, and the limitations thereon, are expressly set forth in Article 11 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee. To the extent any of the Existing Notes remain outstanding, the Existing Guarantees remain in full force and effect with respect to such Existing Notes and nothing in this Notation of Guarantee shall operate to eliminate or amend such Existing Guarantees.

This Notation of Guarantee shall be governed by and construed in accordance with the law of the State of New York.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Notation of Guarantee to be duly executed, all as of the date first above written.

SAEXPLORATION SUB, INC., as a Guarantor

By:	/s/ Brent Whiteley
Name: Brent Whiteley
Title: Chief Financial Officer, General Counsel and Secretary

SAEXPLORATION, INC., as a Guarantor

By:	/s/ Brent Whiteley
Name: Brent Whiteley
Title: Chief Financial Officer, General Counsel and Secretary

NES, LLC, as a Guarantor

By:	/s/ Brent Whiteley
Name: Brent Whiteley
Title: Chief Financial Officer, General Counsel and Secretary

SAEXPLORATION SEISMIC SERVICES (US), LLC, as a Guarantor

By:	/s/ Brent Whiteley
Name: Brent Whiteley
Title: Chief Financial Officer, General Counsel and Secretary